EXHIBIT 23.1











                       Independent Auditor's Consent



The Board of Directors and Stockholders
International Sports Wagering Inc.:


We consent to incorporation by reference in the registration statement (No. 333-41847) on Form S-8 of International Sports Wagering Inc. of our report dated November 26, 1997, relating to the balance sheets of International Sports Wagering Inc. (a development stage company) as of September 30,
1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for the years ended September 30, 1997 and 1996, and for the period from May 22, 1995 (date of inception) to September 30, 1997, which report appears in the September 30, 1997 annual report on Form 10-
KSB of International Sports Wagering Inc.


                              KPMG PEAT MARWICK LLP




New York, New York
December 29, 1997